Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-201402 on Form S-3, Registration Statement No. 333-192927 on Form S-8 and Registration Statement No. 333-201206 on Form S-8 of our report dated March 25, 2015, relating to the consolidated financial statements and financial statement schedules of Monogram Residential Trust, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2014-08, Presentation of Financial Statements and Property, Plant, and Equipment (Topics 205 and 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity), appearing in this Annual Report on Form 10-K of Monogram Residential Trust, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Dallas, Texas
March 25, 2015